Exhibit 10.44
SUBORDINATION AND INTERCREDITOR AGREEMENT
          This SUBORDINATION AND INTERCREDITOR AGREEMENT (this “Agreement”), dated as of January 5, 2007 is among TERREMARK WORLDWIDE, INC., a Delaware corporation (“the Company”); NAP OF THE AMERICAS, INC.; NAP OF THE AMERICAS/WEST, INC.; OPTICAL COMMUNICATIONS, INC.; PARK WEST TELECOMMUNICATIONS INVESTORS, INC.; SPECTRUM TELECOMMUNICATIONS CORP.; TECOTA SERVICES CORP.; TERREMARK FINANCIAL SERVICES, INC.; TERREMARK FORTUNE HOUSE #1, INC.; TERREMARK LATIN AMERICA, INC.; TERREMARK MANAGEMENT SERVICES, INC.; TERREMARK REALTY, INC.; TERREMARK TECHNOLOGY CONTRACTORS, INC.; TERRREMARK TRADEMARK HOLDINGS, INC.; TERRENAP DATA CENTERS, INC.; TERRENAP SERVICES, INC.; TERREMARK FEDERAL GROUP, INC.; and TERREMARK EUROPE, INC. (each, a “Guarantor” and, collectively, the “Guarantors”), FALCON MEZZANINE PARTNERS, LP (“Falcon”), STICHTING PENSIOENFONDS VOOR DE GEZOND-HEID, GEESTELIJKE EN MAATSCHAPPELIJKE BELANGEN (“SPM”), STICHTING PENSIOENFONDS ABP (“ABP” and, together with Falcon and SPM, the “Senior Creditors”), FMP AGENCY SERVICES, LLC (the “Senior Agent”) and CREDIT SUISSE, CAYMAN ISLANDS BRANCH (the “Subordinated Agent” and the “Subordinated Creditor”).
R E C I T A L S
          A. The Company, Senior Agent and the Senior Creditors have entered into a Purchase Agreement dated December 31, 2004 (as the same may be amended, supplemented, restated or otherwise modified and in effect from time to time including, without limitation, as amended on the date hereof, the “Senior Purchase Agreement”), pursuant to which, among other things, Senior Creditors have purchased $30,000,000 aggregate principal amount of Senior Secured Notes due 2009 (as the same may be amended, supplemented, restated or otherwise modified and in effect from time to time as permitted hereunder and including any notes issued in exchange or substitution therefore or replacement thereof, each individually a “Senior Note” and collectively the “Senior Notes”).
          B. The Company, Subordinated Agent, Subordinated Creditor and Credit Suisse, International have entered into a Purchase Agreement of even date herewith (as the same may be amended, supplemented, restated or otherwise modified and in effect from time to time as permitted hereunder, the “Subordinated Purchase Agreement”) pursuant to which, among other things, the Subordinated Creditor has extended credit to the Company as evidenced by certain Senior Subordinated Secured Notes due 2009 issued by the Company in favor of the Subordinated Creditor in the original aggregate principal amount of $10,000,000 (as the same may be amended, supplemented, restated or otherwise modified and in effect from time to time as permitted hereunder and including any notes issued in exchange or substitution therefor or replacement thereof, each individually a “Subordinated Note” and collectively the “Subordinated Notes”).
          C. As an inducement to and as one of the conditions precedent to the agreement of the Senior Creditors to consent to the transactions contemplated by the Subordinated

Purchase Agreement, Senior Agent and Senior Creditors have required the execution and delivery of this Agreement by the Subordinated Creditor, Subordinated Agent and Obligors.
          NOW, THEREFORE, in order to induce Senior Agent and Senior Creditors to consent to the transactions contemplated by the Subordinated Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:
     1. Definitions. All capitalized terms used but not elsewhere defined in this Agreement (including the preamble and recitals hereto) shall have the respective meanings ascribed to such terms in the Senior Purchase Agreement as in effect on the date hereof. The following terms shall have the following meanings in this Agreement:
     Bankruptcy Code shall mean the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.
     Basic Documents shall have (and each capitalized term used therein shall have) the meaning ascribed to such term in the Senior Purchase Agreement, as in effect on the date hereof.
     Enforcement Action is defined in subsection 2.7(b).
     Excluded Collateral shall mean Receivables Proceeds (as such term is defined in the Subordination Agreement dated as of December 31, 2004 among the Company, Citigroup Global Markets Realty Corp. as senior creditor, and the holders of the Senior Notes as of such date, as Subordinated Creditor).
     Lien shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever and any contingent or other agreement to provide any of the foregoing.
     Obligor shall mean the Company and each other Person that guarantees or grants a Lien on any of its Property to secure the payment, observance or performance of all or any part of the Senior Indebtedness, including, without limitation, the Guarantors.
     Paid in Full or Payment in Full shall mean the payment in full in cash of all Senior Indebtedness and termination of all commitments to lend under the Basic Documents and Permitted Refinancing Debt Documents. Senior Indebtedness shall be considered to be outstanding whenever any commitment to make loans or otherwise extend credit under the Senior Purchase Agreement or Permitted Refinancing Debt Documents is outstanding.
     Permitted Refinancing shall mean any refinancing of the Senior Indebtedness under the Basic Documents; provided, that the financing documentation entered into by Obligors in connection with such Permitted Refinancing constitutes Permitted Refinancing Debt Documents and the aggregate principal amount of such refinancing does not exceed the maximum principal amount of Senior Indebtedness permitted under the definition thereof.
     Permitted Refinancing Debt Documents shall mean any financing documentation which replaces the Basic Documents and pursuant to which the Senior Indebtedness under the Basic Documents is refinanced, as such financing documentation may be amended, supplemented, restated or otherwise modified and in effect from time to time as permitted hereunder, but specifically excluding any such financing documentation to the extent that it contains, either initially or by amendment or other modification, any terms, conditions, covenants or defaults other than those which (a) then exist in the Basic Documents or (b) could be included in the Basic Documents by an amendment or other modification that would not be prohibited by the terms of this Agreement.
     Permitted Subordinated Indebtedness Payments shall mean:
     (a) interest payments on account of the Subordinated Indebtedness evidenced by the Subordinated Notes but only to the extent made on a paid-in-kind or accretion basis (and not made in cash);
     (b) the accrual (and not payment in cash) of default interest on Subordinated Indebtedness evidenced by the Subordinated Notes;
     (c) reimbursement under the Subordinated Purchase Agreement for the reasonable and documented out-of-pocket costs and expenses of the holders of the Subordinated Notes pursuant to the terms of the Subordinated Purchase Agreement either (1) incurred in connection with the negotiation, execution or delivery of the Subordinated Purchase Agreement and paid within 30 days of the date hereof or (2) incurred in connection with the enforcement of the Subordinated Purchase Agreement or otherwise in an aggregate not to exceed $100,000;
in each instance, to the extent then due and payable in accordance with the terms of the Subordinated Indebtedness Documents.
     Person shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.
     Proceeding is defined in subsection 2.3.
     Property shall mean, with respect to any Person, all property and interests in property of such Person, whether real, personal or mixed, whether now owned or existing or hereafter acquired or arising and wheresoever located.
     Related Fund shall mean, with respect to any holder of Subordinated Indebtedness, (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of business and is advised, managed or serviced by (i) such holder, (ii) an affiliate of such holder, (iii) the same investment advisor that manages such holder or (iv) an affiliate of an investment advisor that manages such holder, or (b) any finance company, insurance company or other financial institution which temporarily warehouses loans for such holder or any Person described in clause (a) above.
     Reorganization Subordinated Securities shall mean any (a) equity securities of the Company or any of its subsidiaries and (b) notes or other debt securities issued in substitution of all or any portion of the Subordinated Indebtedness that are subordinated, including in right of payment, to the Senior Indebtedness (or any notes or other securities issued in substitution of all or any portion of the Senior Indebtedness) at least to the same extent and, in the case of clause (b), on substantially the same terms that the Subordinated Indebtedness is subordinated to the Senior Indebtedness pursuant to the terms of this Agreement, and which securities have maturities and other terms no less advantageous to Obligors and Senior Creditors than the terms contained in the Subordinated Indebtedness Documents.
     Required Holders shall have the meaning ascribed to such term in the Senior Purchase Agreement; provided, that, after the consummation of any Permitted Refinancing, the term “Required Holders” shall mean the holders of Senior Indebtedness having the right and/or ability under the Permitted Refinancing Debt Documents to effectuate the waiver, amendment, granting of consent or other matter in question.
     Senior Agent shall have the meaning ascribed to such term in the preamble of this Agreement; provided, that, after the consummation of any Permitted Refinancing, the term “Senior Agent” shall refer to any Person appointed by the holders of the Senior Indebtedness as agent for themselves for the purposes of this Agreement.
     Senior Covenant Default shall mean any “Default” or “Event of Default” under the Senior Purchase Agreement or Permitted Refinancing Debt Documents, other than a Senior Payment Default.
     Senior Creditor or Senior Creditors shall mean any “Noteholder” or the “Noteholders,” respectively, as such terms are defined in the Senior Purchase Agreement; provided, that, after the consummation of any Permitted Refinancing, such terms shall refer to any holder or all of the holders, respectively, of the Senior Indebtedness.
     Senior Creditor Collateral shall mean all of the assets and property of any Obligor, whether real, personal. mixed, with respect to which a Lien is granted or purported to be granted as security for any Senior Indebtedness.
     Senior Default Notice shall mean a written notice from Senior Agent or any Senior Creditor to Subordinated Agent and the Company pursuant to which the Subordinated Creditor is notified of the existence of a Senior Covenant Default.
     Senior Indebtedness shall mean all Indebtedness, liabilities and other obligations of any and every kind and nature now existing or hereafter arising, contingent or otherwise, of any Obligor or any other Person under, in connection with, or evidenced or secured by the Senior Purchase Agreement or any of the other Basic Documents, including, without limitation, all such Obligations to pay (i) principal, (ii) interest or premium (including interest accruing after the commencement of any Proceeding, whether or not con stituting an allowed claim in such Proceeding), (iii) fees, (iv) costs, expenses and other amounts related to any indemnity against loss, damage or liability, (v) any other monetary obligation, and all such Indebtedness, obligations and liabilities incurred with respect to Permitted Refinancings, together with any amendments, restatements, modifications, renewals or extensions of any thereof permitted hereunder; provided, that, in no event shall the principal amount of the Senior Indebtedness exceed the sum of (a) $30,000,000, reduced by the amount of any principal repayments and permanent commitment reductions under the Senior Purchase Agreement or any Permitted Refinancing Debt Documents, to the extent that such repayments and reductions may not be reborrowed (specifically excluding, however, any such repayments and commitment reductions occurring in connection with any Permitted Refinancing), plus (b) costs and expenses incurred following the occurrence of a Senior Payment Default or Senior Covenant Default, as the case may be, by or for the account of the holders of Senior Indebtedness (or any representatives thereof) to preserve or protect any Senior Creditor Collateral, plus (c) the amount of interest that is capitalized and added to the principal amount of the Senior Notes in accordance with the terms thereof.
     Senior Payment Default shall mean a Default or Event of Default described in Section 10.01(a) or (b) of the Senior Purchase Agreement or any corresponding provision in the Permitted Refinancing Debt Documents or any other Default or Event of Default resulting from the failure of any Obligor to pay, on a timely basis, any principal interest, premium, fees or other obligations under any Basic Document or Permitted Refinancing Debt Document, including, without limitation, in each case, any default in payment of Senior Indebtedness after acceleration thereof.
     Shared Collateral shall mean all of the assets and property of any Obligor, whether real, personal, mixed, constituting either Senior Creditor Collateral or Subordinated Creditor Collateral, but specifically excluding the Excluded Collateral.
     Subordinated Creditor shall mean the Subordinated Creditor that is a signatory to this Agreement and any other holder of the Subordinated Note(s) or any other Subordinated Indebtedness from time to time.
     Subordinated Creditor Collateral shall mean all of the assets and property of any Obligor, whether real, personal. mixed, with respect to which a Lien is granted or purported to be granted as security for any Subordinated Indebtedness.
     Subordinated Default shall mean a default in the payment of the Subordinated Indebtedness, or performance of any term, covenant or condition contained in the Subordinated Indebtedness Documents or the occurrence of any other event or condition constituting a default or event of default under the Subordinated Indebtedness Documents.
     Subordinated Default Notice shall mean a written notice to Senior Agent and the Company from Subordinated Agent or the Subordinated Creditor pursuant to which Senior Agent is notified of the existence of a Subordinated Default, which notice incorporates a reasonably detailed description of such Subordinated Default.

     Subordinated Indebtedness shall mean all Indebtedness, liabilities and other obligations of any and every kind and nature now existing or hereafter arising, contingent or otherwise, of any Obligor or any other Person under, in connection with, or evidenced or secured by any of the Subordinated Indebtedness Documents, in each case including, without limitation, obligations to pay (i) principal, (ii) interest or premium (including interest accruing after the commencement of any Proceeding, whether or not constituting an allowed claim in such Proceeding, and any premium payable with respect to any prepayment of the Subordinated Indebtedness pursuant to the Subordinated Indebtedness Documents), (iii) fees, (iv) costs, expenses and other amounts related to any indemnity against loss, damage or liability, and (v) any other monetary obligation.
     Subordinated Indebtedness Documents shall mean the Subordinated Notes, Subordinated Purchase Agreement, any guaranty with respect to the Subordinated Indebtedness, and all other agreements, documents and instruments evidencing, securing or pertaining to any portion of the Subordinated Indebtedness, as amended, supplemented, restated or otherwise modified and in effect from time to time as permitted hereunder.
     UCC shall mean the Uniform Commercial Code, as in effect from time to time in any applicable jurisdiction.
     The definitions in Section 1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, equity interests, accounts and contract rights. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. Any reference to a Person, shall be deemed to include a reference to such Person’s successors and assigns (including any debtor in possession and any other Person to which substantially all of the assets of such Person are transferred). All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.
     2. Subordination of Subordinated Indebtedness to Senior Indebtedness.
     2.1 Subordination. The payment of any and all of the Subordinated Indebtedness hereby expressly is subordinated, to the extent and in the manner set forth herein, to the Payment in Full of the Senior Indebtedness. Each holder of Senior Indebtedness, whether now outstanding or hereafter arising, shall be deemed to have acquired Senior Indebtedness in reliance upon the provisions contained herein.

     2.2 Restriction on Payments. Notwithstanding any provision of the Subordinated Indebtedness Documents to the contrary and in addition to any other limitations set forth herein or therein, no payment (whether made in cash, securities, other than any Reorganization Subordinated Securities, or other Property or by set-off) of principal, interest, premium or any other amount due with respect to the Subordinated Indebtedness shall be made or received, and neither Subordinated Agent nor the Subordinated Creditor shall exercise any right of set-off or recoupment with respect to any Subordinated Indebtedness, until all of the Senior Indebtedness is Paid in Full; provided, that, except as provided in the immediately succeeding sentence or in subsection 2.3, the Company may make and Subordinated Agent and the Subordinated Creditor may accept and retain Permitted Subordinated Indebtedness Payments. Notwithstanding the foregoing, no Obligor may make, and neither Subordinated Agent nor the Subordinated Creditor may accept or retain, any payment of principal, interest, premium or any other amount with respect to the Subordinated Indebtedness (other than any payment made solely in Reorganization Subordinated Securities) if, at the time of such payment or, with respect to clause (a) below, immediately after giving effect thereto:
     (a) a Senior Payment Default exists; or
     (b) subject to the penultimate sentence of this subsection 2.2, the Subordinated Agent or the Subordinated Creditor shall have received a Senior Default Notice from Senior Agent or any Senior Creditor stating that a Senior Covenant Default exists or would be created by the making of such payment.
          The Company may resume Permitted Subordinated Indebtedness Payments (and may make any Permitted Subordinated Indebtedness Payments missed due to the application of clauses (a) or (b) of this subsection 2.2), and Subordinated Agent and Subordinated Creditor may accept and retain such Permitted Subordinated Indebtedness Payments:
     (1) in the case of a Senior Payment Default referred to in clause (a) of this subsection 2.2, upon a cure or waiver (as evidenced by a written waiver from Senior Agent or the Senior Creditors to the Company) thereof in accordance with the terms of the Senior Purchase Agreement or Permitted Refinancing Debt Documents; or
     (2) in the case of a Senior Covenant Default referred to in clause (b) of this subsection 2.2, upon the earlier to occur of (x) the cure or waiver (as evidenced by a written waiver from Senior Agent or the Senior Creditors to the Company) of all such Senior Covenant Defaults in accordance with the terms of the Senior Purchase Agreement or Permitted Refinancing Debt Documents, and (y) the expiration of 180 days from the date on which the Senior Default Notice was received.
     Notwithstanding any provision of this subsection 2.2 to the contrary:
     (A) the Company shall not be prohibited from making, and Subordinated Agent and Subordinated Creditor shall not be prohibited from accepting and retaining, Permitted Subordinated Indebtedness Payments by virtue of the payment blockage effected by clause (b) of this subsection 2.2 for more than an aggregate of 180 days within any period of 360 consecutive days;

     (B) no Senior Covenant Default existing on the date any notice is given pursuant to clause (b) of this subsection 2.2 shall, unless the same shall have ceased to exist for a period of at least 60 consecutive days, be used as a basis for any subsequent such notice (for purposes of this paragraph, breaches of the same financial covenant for consecutive periods shall constitute separate and distinct Senior Covenant Defaults); and
     (C) Senior Agent and the Senior Creditors shall not deliver more than three (3) Senior Default Notices, in the aggregate, prior to the termination of this Agreement.
          The provisions of this subsection 2.2 shall not apply to any payment with respect to which subsection 2.3 would be applicable.
     2.3 Proceedings. In the event of any insolvency, bankruptcy, receivership, custodianship, liquidation, reorganization, assignment for the benefit of creditors or other proceeding for the liquidation, dissolution or other winding up of any Obligor or any of its Subsidiaries or any of their respective Property (a “Proceeding”): (i) all Senior Indebtedness first shall be Paid in Full before any payment (whether made in cash, securities or other Property) of or with respect to the Subordinated Indebtedness shall be made in such Proceeding (other than a distribution of Reorganization Subordinated Securities); (ii) any payment which, but for the terms hereof, otherwise would be payable or deliverable in such Proceeding in respect of the Subordinated Indebtedness (other than a distribution of Reorganization Subordinated Securities), shall be paid or delivered directly to Senior Agent (to be held and/or applied by Senior Agent in accordance with the terms of the Senior Purchase Agreement or the Permitted Refinancing Debt Documents) until all Senior Indebtedness is Paid in Full, and Subordinated Agent and the Subordinated Creditor each irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such payments and deliveries, and Subordinated Agent and the Subordinated Creditor each also irrevocably authorizes, empowers and directs Senior Agent to demand, sue for, collect and receive every such payment or distribution; (iii) Subordinated Agent and the Subordinated Creditor each agrees to execute and deliver to Senior Agent or its representative all such further instruments confirming the authorization referred to in the foregoing clause (ii) as Senior Agent may reasonably request; and (iv) Subordinated Agent and the Subordinated Creditor each hereby irrevocably authorizes, empowers and appoints Senior Agent its agent and attorney-in-fact to execute, verify, deliver and file any proofs of claim (but not vote such claims) in respect of the Subordinated Indebtedness in connection with any such Proceeding upon the failure of such Person to do so 15 days before the expiration of the time to file any such proof of claim; provided, that Senior Agent shall have no obligation to execute, verify, deliver, and/or file any such proof of claim. The Senior Indebtedness shall continue to be treated as Senior Indebtedness and the provisions of this Agreement shall continue to govern the relative rights and priorities of Senior Agent, Senior Creditors, Subordinated Agent and Subordinated Creditor even if all or part of the Senior Indebtedness or the Liens securing the Senior Indebtedness are subordinated, set aside, avoided or disallowed in connection with any such proceeding. This Agreement shall be reinstated if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of the Senior Indebtedness or any representative of such holder and the Senior Indebtedness, or portion thereof, intended to have been satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

     2.4 Incorrect Payments. If any payment (whether made in cash, securities or other Property) not permitted to be accepted by Subordinated Agent or Subordinated Creditor under this Agreement is received by Subordinated Agent or the Subordinated Creditor on account of any Subordinated Indebtedness before all Senior Indebtedness is Paid in Full, such payment shall not be commingled with any asset of such Person, shall be held in trust by such Person for the benefit of Senior Agent and Senior Creditors and shall be paid over to Senior Agent, or its designated representative, for application (in accordance with the Senior Purchase Agreement or the Permitted Refinancing Debt Documents, as the case may be) to the payment of the Senior Indebtedness then remaining unpaid, until all of the Senior Indebtedness is Paid in Full.
     2.5 Sale, Transfer. The Subordinated Creditor shall not sell, assign, dispose of or otherwise transfer all or any portion of the Subordinated Indebtedness unless following such sale, assignment, disposition or other transfer, there shall either be (i) no more than two (2) holders of Subordinated Indebtedness (provided, that each holder of Subordinated Indebtedness and its respective affiliates and Related Funds shall be counted as a single holder for purposes of determining compliance with the foregoing limitation), or (ii) one Person acting as agent for all holders of the Subordinated Indebtedness pursuant to documentation reasonably satisfactory to Senior Agent such that any Senior Default Notices and other notices and communications to be delivered to the Subordinated Creditor hereunder and any consents required by the Subordinated Creditor shall be made to or obtained from such agent and shall be binding on the Subordinated Creditor as if directly delivered to or obtained from such Subordinated Creditor. In the event of a permitted sale, assignment, disposition or other transfer, prior to or substantially contemporaneously with the consummation of any such action, the transferee thereof shall execute and deliver to Senior Agent a joinder to this Agreement, or an agreement substantially identical to this Agreement, in either case providing for the continued subordination and forbearance of the Subordinated Indebtedness to the Senior Indebtedness as provided herein and for the continued effectiveness of all of the rights of Senior Agent and Senior Creditors arising under this Agreement. Notwithstanding the failure to execute or deliver any such agreement, the subordination effected hereby shall survive any sale, assignment, disposition or other transfer of all or any portion of the Subordinated Indebtedness, and the terms of this Agreement shall be binding upon the successors and assigns of the Subordinated Creditor, as provided in Section 10 below.
     2.6 Legends. Until the Senior Indebtedness is Paid in Full, the Subordinated Purchase Agreement, each of the Subordinated Notes and all other Subordinated Indebtedness Documents evidencing or otherwise containing the grant of any Lien on any Shared Collateral at all times shall contain in a conspicuous manner the following legend:
“This Note [or other Subordinated Indebtedness Document] and the indebtedness evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement (the “Subordination Agreement”) dated as of January 5, 2007 among Terremark Worldwide, Inc. as the Issuer, the Subsidiary Guarantors named therein, FMP Agency Services, LLC, as the Senior Agent to the Senior Creditors named therein, and Credit Suisse, Cayman Islands Branch, as the Subordinated Creditor named therein and each holder of this Note, by its acceptance hereof, shall be bound by the provisions of the Subordination and Intercreditor Agreement.”

     2.7 Restriction on Action by the Subordinated Creditor.
     (a) Until the Senior Indebtedness is Paid in Full and notwithstanding anything contained in the Subordinated Indebtedness Documents, the Senior Purchase Agreement, the other Basic Documents or the Permitted Refinancing Debt Documents to the contrary, neither Subordinated Agent nor the Subordinated Creditor shall, without the prior written consent of Senior Agent and each Senior Creditor, agree to any amendment, modification or supplement to the Subordinated Indebtedness Documents, the effect of which is to (i) increase the maximum principal amount of the Subordinated Indebtedness, (ii) increase the rate of interest on any of the Subordinated Indebtedness, except in connection with the imposition of a default rate of interest to the extent provided for in the Subordinated Indebtedness Documents on the date hereof, (iii) shorten the dates upon which payments of principal or interest on the Subordinated Indebtedness are due, (iii) change in a manner adverse to any Obligor or add any event of default, or add or make more restrictive any covenant with respect to the Subordinated Indebtedness, (iv) change the redemption, prepayment or put provisions of the Subordinated Indebtedness in a manner adverse to any Obligor, (v) alter the subordination provisions with respect to the Subordinated Indebtedness or any Lien securing the same, including, without limitation, subordinating the Subordinated Indebtedness or any Lien securing the same to any other indebtedness, (vi) alter the repayment terms of the Subordinated Indebtedness, (vii) take any Liens on any Property of any Obligor, any Subsidiary of any Obligor or any other Person, except to the extent that Senior Agent shall have been granted a Lien on such Property, (viii) obtain any guaranties or credit support from any Person, unless Senior Agent and Senior Creditors have obtained a guaranty or credit support, as the case may be, in respect of the Senior Indebtedness from such Person and such Person’s obligations in respect of such guaranty or credit support, as the case may be, in favor of Subordinated Agent and Subordinated Creditor in respect of the Subordinated Indebtedness are subordinated to its obligations in respect of the Senior Indebtedness on the same terms and to the same extent that the Subordinated Indebtedness is subordinated to the Senor Indebtedness pursuant the terms of this Agreement, or (ix) change or amend any other term of the Subordinated Indebtedness Documents if such change or amendment would increase the obligations of any Obligor or confer additional material rights on Subordinated Agent or the Subordinated Creditor or any other holder of the Subordinated Indebtedness in a manner adverse to any Obligor, Senior Agent or Senior Creditors; provided, that, notwithstanding the foregoing, if the Senior Purchase Agreement or any of the other Basic Documents are amended (x) to change any existing or include any additional financial covenants thereunder, Subordinated Creditor may amend the Subordinated Indebtedness Documents to reflect such changes, so long as the relative difference between such covenants as reflected in the Subordinated Indebtedness Documents and the Basic Documents, in each case as of the date hereof, shall be maintained, or (y) to include any additional covenants or defaults, the Subordinated Creditor may include such covenants and defaults under the applicable Subordinated Indebtedness Documents, so long as monetary thresholds, if any, referenced therein shall be adjusted ratably to incorporate the same relative difference as reflected generally between monetary amounts set forth in the Subordinated Indebtedness Documents and the Basic Documents, in each case as of the date hereof.
     (b) Until the Senior Indebtedness is Paid in Full, neither Subordinated Agent nor Subordinated Creditor shall, without the prior written consent of Senior Agent, take any action to collect, or enforce payment of the Subordinated Indebtedness, exercise any of the remedies with respect to the Subordinated Indebtedness set forth in any of the Subordinated Indebtedness

Documents or that otherwise may be available to Subordinated Agent or the Subordinated Creditor, either at law or in equity, by judicial proceedings (including by filing a Proceeding) or otherwise including, without limitation, taking any action under state or Federal law (including the UCC) to foreclose upon, take possession of or sell any Shared Collateral (an “Enforcement Action”), except as provided in the following sentence. Subject in any event to the terms and provisions of Section 21, upon the earliest to occur of:
     (i) the passage of 180 days from the date of Senior Agent’s and each Senior Creditor’s receipt of a Subordinated Default Notice that includes a statement that Subordinated Creditor is commencing the 180-day standstill period provided for herein if the Subordinated Default described therein shall not have been cured or waived within such period;
     (ii) acceleration of the Senior Indebtedness (provided, that if, following any such acceleration of the Senior Indebtedness, such acceleration in respect of the Senior Indebtedness is rescinded, then all Enforcement Actions taken by Subordinated Agent or the Subordinated Creditor shall likewise be rescinded if (A) such Enforcement Actions are based on this clause (ii) and (B) neither Subordinated Agent nor the Subordinated Creditor shall have any right under any other clause of this subsection 2.7(b) to take any Enforcement Actions).
     (iii) the occurrence of a Proceeding (provided, that if such Proceeding is dismissed, the corresponding prohibition against Subordinated Agent or Subordinated Creditor taking any Enforcement Action shall automatically be reinstated as of the date of dismissal as if such Proceeding had not been initiated, unless Subordinated Agent and Subordinated Creditor shall have the right to take any Enforcement Action under another clause of this subsection 2.7(b); provided, further, that such reinstatement shall not affect the running of the 180 day period under clause (a) above to the extent the Subordinated Default giving rise thereto is not based on an acceleration of the Senior Indebtedness or the initiation of such Proceeding);
Subordinated Agent and Subordinated Creditor may, upon five (5) Business Days’ prior written notice to Senior Agent, take Enforcement Actions; provided, that no such notice shall be required in the case of any Enforcement Action permitted to be taken under clauses (ii) or (iii) of this subsection 2.7(b).
     3. Continued Effectiveness of this Agreement; Modifications to Senior Indebtedness.
     (a) The terms of this Agreement, the subordination effected hereby, and the rights and the obligations of Subordinated Agent, Subordinated Creditor, Senior Agent and Senior Creditors arising hereunder, shall not be affected, modified or impaired in any manner or to any extent by: (i) any amendment or modification of or supplement to the Senior Purchase Agreement, any other Basic Document or any Permitted Refinancing Debt Document (to the extent such amendment, modification or supplement is not prohibited under the terms of this Agreement) or any Subordinated Indebtedness Document; (ii) the validity or enforceability of any of such documents; or (iii) any exercise or non-exercise of any right, power or remedy under or in respect of the Senior Indebtedness or the Subordinated Indebtedness or any of the instruments or documents referred to in clause (i) above.
     (b) Senior Agent and Senior Creditors may at any time and from time to time without the consent of or notice to Subordinated Agent or the Subordinated Creditor, without incurring liability to Subordinated Agent or the Subordinated Creditor and without impairing or releasing the obligations of Subordinated Agent or the Subordinated Creditor under this Agreement, change the manner or place of payment or extend the time of payment of or renew or alter any Senior Indebtedness, or amend, supplement, restate or otherwise modify in any manner any Basic Document or Permitted Refinancing Debt Document; provided, that Senior Creditors shall not amend or otherwise modify the terms of the Senior Indebtedness if the effect of such amendment or modification is to (i) increase the principal amount of the Senior Indebtedness to an amount in excess of the maximum amount determined pursuant to the proviso to the definition of Senior Indebtedness set forth herein, (ii) increase any fees on the Senior Indebtedness or any applicable interest rate with respect to the Senior Indebtedness by more than 300 basis points in excess of the highest rate set forth in the Senior Purchase Agreement as amended as of the date hereof, except in connection with the imposition of a default rate of interest pursuant to the terms of the Senior Purchase Agreement as in effect on the date hereof, or (iii) extend the final maturity of the Senior Indebtedness (as set forth in the Basic Documents in effect on the date hereof) by more than twelve months.
     4. Representations and Warranties. Subordinated Agent and the Subordinated Creditor each hereby represents and warrants (as to itself and not as to any other Person) to Senior Agent and Senior Creditors, and Senior Agent hereby represents and warrants (as to itself and not as to any other Person) to Subordinated Agent and the Subordinated Creditor, in each case as follows:
     4.1 Existence and Power. Such Person is duly organized, validly existing and in good standing under the laws of the state of its organization.
     4.2 Authority. Such Person has full power and authority to enter into, execute, deliver and carry out the terms of this Agreement and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary action and are not prohibited by the organizational documents of such Person.
     4.3 Binding Agreements. This Agreement, when executed and delivered, will constitute the valid and legally binding obligation of such Person enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles.
     4.4 Conflicting Agreements; Litigation. No provisions of any mortgage, indenture, contract, agreement, statute, rule, regulation, judgment, decree or order binding on such Person or affecting the Property of such Person conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance of the terms of this Agreement. The execution, delivery and carrying out of the terms of this Agreement will not constitute a default under, or re sult in the creation or imposition of, or obligation to create, any Lien upon the Property of such Person pursuant to the terms of any such mortgage, indenture, contract or agreement. No pending or, to the best of such Person’s knowledge, threatened, litigation, arbitration or other proceedings if adversely determined would in any way prevent the performance of the terms of this Agreement.
     4.5 No Divestiture. Solely in the case of the Subordinated Creditor, on the date hereof, Subordinated Creditor which is signatory hereto is the current owner and holder of the Subordinated Notes and all other Subordinated Indebtedness Documents.
     4.6 Default under Subordinated Indebtedness Documents and Senior Indebtedness Documents.
     (a) Solely in the case of the Subordinated Creditor, on the date hereof, to the knowledge of such Subordinated Creditor, no default exists under or with respect to any of the Subordinated Indebtedness Documents.
     (b) Solely in the case of each Senior Creditor, on the date hereof, to the knowledge of such Senior Creditor, no default exists under or with respect to the Senior Purchase Agreement or any of the other Basic Documents.
     5. Cumulative Rights, No Waivers. Each and every right, remedy and power granted to Senior Agent or Senior Creditors hereunder shall be cumulative and in addition to any other right, remedy or power specifically granted herein, in the Senior Purchase Agreement, the other Basic Documents or Permitted Refinancing Debt Documents or now or hereafter existing in equity, at law, by virtue of statute or otherwise, and may be exercised by Senior Agent or Senior Creditors, from time to time, concurrently or independently and as often and in such order as Senior Agent or Senior Creditors may deem expedient. Any failure or delay on the part of Senior Agent or Senior Creditors in exercising any such right, remedy or power, or abandonment or discontinuance of steps to enforce the same, shall not operate as a waiver thereof or affect Senior Agent’s or Senior Creditors’ right thereafter to exercise the same, and any single or partial exercise of any such right, remedy or power shall not preclude any other or further exercise thereof or the exercise of any other right, remedy or power, and no such failure, delay, abandonment or single or partial exercise of Senior Agent’s or Senior Creditors’ rights hereunder shall be deemed to establish a custom or course of dealing or performance among the parties hereto.
     6. Modification. Any modification or waiver of any provision of this Agreement, or any consent to any departure by Senior Agent, any Senior Creditor, Subordinated Agent or the Subordinated Creditor therefrom, shall not be effective in any event unless the same is in writing and signed by Senior Agent, the Senior Creditors, Subordinated Agent and the holders of the Subordinated Notes, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific instance and for the specific purpose given. Any notice to or demand on Subordinated Agent or the Subordinated Creditor in any event not specifically required of Senior Agent or any Senior Creditor hereunder shall not entitle Subordinated Agent or the Subordinated Creditor to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

     7. Additional Documents and Actions. Subordinated Agent and the Subordinated Creditor at any time, and from time to time, after the execution and delivery of this Agreement, upon the request of Senior Agent or any Senior Creditor and at the expense of the Company, promptly will execute and deliver such further documents and do such further acts and things as Senior Agent or any Senior Creditor, may reasonably request in order to effect fully the purposes of this Agreement.
     8. Notices. All notices and communications under this Agreement shall be in writing and shall be (i) delivered in person, (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, (iii) delivered by overnight express courier, or (iv) sent by telecopy (with such telecopy to be confirmed promptly in writing sent in accordance with (i), (ii) or (iii) above), addressed in each case as follows:

If to Subordinated Agent or the Subordinated Creditor:	Credit Suisse, Cayman Islands Branch Eleven Madison Avenue New York, NY 10010-3629 Attention: Matthew Carter Facsimile: (212) 743-1842

with a copy to:	Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: Jane Summers
Facsimile: (212) 751-4864

If to any Obligor:	Terremark Worldwide, Inc.
2601 S. Bayshore Drive
Miami, FL 33133
Attention: Chief Financial Officer
Facsimile: (305) 856-8190

with a copy to:	Greenberg Traurig
1221 Brickell Avenue, 22nd Floor
Miami, FL 33133
Attention: Barbara Oikle
Facsimile: (305) 961-5722

If to Senior Agent or any Senior Creditor:	FMP Agency Services, LLC 21 Custom House Street; 10th Floor Boston, MA 02110 Attention: William J. Kennedy Jr. Facsimile: (617) 412-2799

with a copy to:	Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005
Attention: John Papachristos, Esq.
Facsimile: (212) 269-5420
or to any other address, as to any of the parties hereto (including any Person that becomes a holder of Subordinated Indebtedness after the date hereof), as such party shall designate in a written notice to the other parties hereto. All notices sent pursuant to the terms of this Section 8 shall be deemed received (i) if personally delivered, then on the Business Day of delivery, (ii) if sent by overnight, express carrier, on the next Business Day immediately following the day sent, (iii) if sent by registered or certified mail, on the earlier of the third Business Day following the day sent or when actually received or (iv) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (New York time), otherwise on the next Business Day.
     9. Severability. In the event that any provision of this Agreement is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, this Agreement shall be construed as not containing such provision and the invalidity of such provision shall not affect the validity of any other provisions hereof, and any and all other provisions hereof which otherwise are lawful and valid shall remain in full force and effect.
     10. Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Senior Agent and Senior Creditors and shall be binding upon the successors and assigns of Subordinated Agent, Subordinated Creditor and the Obligors.
     11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall be one and the same instrument. Any such counterpart which may be delivered to Senior Agent and Senior Creditors by facsimile, email or similar electronic transmission shall be deemed the equivalent of an originally signed counterpart and shall be fully admissible in any enforcement proceedings regarding this Agreement.
     12. Defines Rights of Creditors; Subrogation.
     (a) The provisions of this Agreement are solely for the purpose of defining the relative rights of Subordinated Agent and Subordinated Creditor, on the one hand, and Senior Agent and Senior Creditors, on the other hand, and shall not be deemed to create any rights or priorities in favor of any other Person, including, without limitation, any Obligor. The failure of any Obligor to make any payment to the Subordinated Creditor due to the operation of this Agreement shall not be construed as prohibiting the occurrence of a Subordinated Default.
     (b) Subject to the Payment in Full of the Senior Indebtedness, in the event and to the extent cash, Property or securities otherwise payable or deliverable to the holders of the Subordinated Indebtedness shall have been applied pursuant to this Agreement to the payment of Senior Indebtedness, then and in each such event, the holders of the Subordinated Indebtedness shall be subrogated to the rights of each holder of Senior Indebtedness to receive any further payment or distribution in respect of or applicable to the Senior Indebtedness (provided, that if, after Payment in Full of all Senior Indebtedness, Senior Agent or any Senior Creditor takes action against an Obligor for any indemnity obligations owing to Senior Agent or any Senior Creditor under the Basic Documents or Permitted Refinancing Debt Documents, Subordinated Agent and the Subordinated Creditor each agrees that its rights of subrogation hereunder shall be suspended during such period of time that Senior Agent or any Senior Creditor is taking any such action to enforce any such indemnity obligations under the Basic Documents or Permitted Refinancing Debt Documents and Subordinated Agent and the Subordinated Creditor each agrees that it shall not be permitted to receive or retain any payment or distribution made on account of the Subordinated Indebtedness (other than a distribution of Reorganization Subordinated Securities) during such period); and, for the purposes of such subrogation, no payment or distribution to the holders of Senior Indebtedness of any cash, Property or securities to which any holder of Subordinated Indebtedness would be entitled except for the provisions of this Agreement shall, and no payment over pursuant to the provisions of this Agreement to the holders of Senior Indebtedness by the holders of the Subordinated Indebtedness shall, as between any Obligor, its creditors other than the holders of Senior Indebtedness and the holders of Subordinated Indebtedness, be deemed to be a payment by such Obligor to or on account of Senior Indebtedness.
     13. Conflict. In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of any of the Subordinated Indebtedness Documents, the provisions of this Agreement shall control and govern. For purposes of this Section 13, to the extent that any provisions of any of the Subordinated Indebtedness Documents provide rights, remedies and benefits to Senior Agent or Senior Creditors that exceed the rights, remedies and benefits provided to Senior Agent or Senior Creditors under this Agreement, such provisions of the applicable Subordinated Indebtedness Documents shall be deemed to supplement (and not to conflict with) the provisions hereof.
     14. Statement of Indebtedness to the Subordinated Creditor. The Company will furnish to Senior Agent, upon demand, a statement of the indebtedness owing from Obligors to Subordinated Creditor, and will give Senior Agent access to the books of Obligors in accordance with the Senior Purchase Agreement so that Senior Agent can make a full examination of the status of such indebtedness. The Company will furnish to the Subordinated Creditor, upon demand, a statement of the indebtedness owing from Obligors to Senior Creditors, and will give the Subordinated Creditor access to the books of Obligors in accordance with the Subordinated Purchase Agreement so that the Subordinated Creditor can make a full examination of the status of such indebtedness.
     15. Headings. The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.
     16. Termination. This Agreement shall terminate upon the Payment in Full of the Senior Indebtedness.
     17. Subordinated Default Notice. The Company shall provide Senior Agent and each Senior Creditor with prompt written notice of the occurrence of a Subordinated Default (which notice shall incorporate a reasonably detailed description of such Subordinated Default)

and of any cure or waiver thereof. The Company shall provide Subordinated Agent and the Subordinated Creditor with prompt written notice of the occurrence of a Senior Payment Default or Senior Covenant Default, as the case may be (which notice shall incorporate a reasonably detailed description of such Senior Payment Default or Senior Covenant Default), and of any cure or waiver thereof.
     18. APPLICABLE LAW. THIS AGREEMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     19. JURISDICTION AND VENUE. EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE, COUNTY AND CITY OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PERSON BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PERSON AT THE ADDRESS SET FORTH IN SECTION 8 OF THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.
     20. WAIVER OF RIGHT TO JURY TRIAL. EACH PARTY HERETO (INCLUDING, WITHOUT LIMITATION, ANY PERSON THAT BECOMES A HOLDER OF SUBORDINATED INDEBTEDNESS OR A SENIOR CREDITOR AFTER THE DATE HEREOF) HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH PARTY HERETO (INCLUDING, WITHOUT LIMITATION, ANY PERSON THAT BECOMES A HOLDER OF SUBORDINATED INDEBTEDNESS OR A SENIOR CREDITOR AFTER THE DATE HEREOF) ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PERSON HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT SUCH PERSON WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO (INCLUDING, WITHOUT LIMITATION, ANY PERSON THAT BECOMES A HOLDER OF SUBORDINATED INDEBTEDNESS OR A SENIOR CREDITOR AFTER THE DATE HEREOF) WARRANTS AND REPRESENTS THAT SUCH PERSON HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL,

AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
     21. Liens on Shared Collateral; Enforcement of Liens on Shared Collateral.
     21.1 Rights as Unsecured Creditors. Notwithstanding anything to the contrary set forth in this Section 21, nothing in this Section 21 is intended or shall be deemed or construed to limit in any way the exercise by Subordinated Agent or the Subordinated Creditor against any Obligor or its Property of any of their respective rights and remedies as unsecured creditors of such Obligor and, subject to the other terms and provisions of this Agreement, including, without limitation, subsection 2.7 hereof, Subordinated Agent and the Subordinated Creditor may exercise at any time against any Obligor or its Property the respective rights and remedies of such Persons as unsecured creditors of such Obligor under the Subordinated Indebtedness Documents and applicable law. In furtherance and not in limitation of the foregoing, and notwithstanding the provisions of subsections 21.5, 21.7 or 21.10, (i) the Subordinated Creditor shall be free to propose, or vote for or against, any plan of reorganization and, take, or not take, any action, and otherwise participate, in any Proceeding in its capacity as an unsecured creditor, (ii) Subordinated Agent and the Subordinated Creditor shall have and hereby expressly retain and reserve any claim, motion, objection or argument that otherwise could be asserted by an unsecured creditor of any Obligor, including any objections or claims that any transfer (including any strict foreclosure) constitutes a fraudulent conveyance or transfer under Section 548 of the Bankruptcy Code or any applicable state law or a violation by any Obligor of any applicable law (including any breach of fiduciary duty) and, (iii) except to the extent expressly prohibited pursuant to Sections 2.7 and 21 hereof, the Subordinated Agent and the Subordinated Creditor shall be entitled to file any pleadings, claims, objections, motions or arguments that assert rights or interests available to unsecured creditors of the Company arising under the Bankruptcy Code or applicable state law.
     21.2 Lien Subordination; No Lien on Excluded Collateral Benefiting Subordinated Indebtedness. Notwithstanding the date, manner or order of grant, attachment or perfection of the Liens on all or any part of the Shared Collateral granted to Senior Agent and Subordinated Agent, respectively, and notwithstanding the provisions of the UCC or any other applicable law or decision, or the terms or provisions of the Basic Documents (or Permitted Refinancing Debt Documents, as applicable) or Subordinated Indebtedness Documents, respectively, or any other circumstance whatsoever, each of Senior Agent and Subordinated Agent and the Subordinated Creditor hereby agrees that (a) Senior Agent on behalf of Senior Agent and Senior Creditors shall have a first, prior, senior and continuing Lien on all of the Shared Collateral to secure the prompt and complete payment, performance and observance of all Senior Indebtedness, and (b) any Lien on all or any part of the Shared Collateral now or hereafter held by Subordinated Agent (on its behalf or on behalf of Subordinated Creditor) or the Subordinated Creditor (on its behalf or on behalf of Subordinated Agent), regardless of when or how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be in all respects and for all purposes subject to, junior to and subordinate to all Liens on all or any part of the Shared Collateral granted to or held by Senior Agent on behalf of Senior Agent and Senior Creditors. All Liens on the Shared Collateral securing any Senior Indebtedness shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Subordinated Indebtedness for all purposes, whether or not such Liens securing any Senior Indebtedness are subordinated to any

Lien securing any other obligation of the Company , any other Obligor or any other Person. The Subordinated Agent for itself and on behalf of the Subordinated Creditor expressly agrees that any Lien purported to be granted on any Shared Collateral as security for the Senior Indebtedness shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Subordinated Indebtedness for all purposes regardless of whether the Lien purported to be granted is found to be improperly granted, improperly perfected, preferential, a fraudulent conveyance or legally or otherwise deficient in any manner. Notwithstanding anything to the contrary in this Agreement or any Subordinated Indebtedness Document, Subordinated Agent and the Subordinated Creditor agree that the Subordinated Indebtedness shall not be secured by any Lien or other security interest in any of the Excluded Collateral and that they shall not claim on behalf of themselves or any other person that the any Subordinated Indebtedness is entitled to the benefit of any Lien or other security interest in respect of any Excluded Collateral. Subject to the terms and provisions of this Agreement, including the respective definitions of “Senior Indebtedness” and “Subordinated Indebtedness” set forth in Section 1 hereof, the relative priorities of the respective Liens described in this subsection 21.2 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement or refinancing of the Senior Indebtedness or Subordinated Indebtedness, respectively, or by any action or inaction which Senior Agent and any Senior Creditor, on the one hand, or Subordinated Agent or the Subordinated Creditor, on the other hand, may take or fail to take, in each case in respect of the Shared Collateral.
     21.3 Release of Shared Collateral. Subordinated Agent shall, promptly upon the written notice of Senior Agent, release or otherwise terminate Subordinated Agent’s Lien on the Shared Collateral (or applicable portion thereof) contemporaneously with the release by the Senior Agent of its Lien thereon if the Shared Collateral (or a portion thereof) is sold or otherwise disposed of by the Senior Agent (or any representative thereof), whether by strict foreclosure or otherwise, or such Shared Collateral is sold or otherwise disposed of by the record owner thereof as permitted by the Basic Documents and the Subordinated Purchase Agreement or otherwise with the consent of the Required Holders (or any representative thereof); provided, that, (i) the subordinate Lien of Subordinated Agent securing the Subordinated Indebtedness shall attach to the proceeds of such sale or other disposition to the extent not applied to the reduction of the Senior Indebtedness, and (ii) such subordinate Lien on such proceeds shall in all respects remain subject to all of the terms and provisions of this Agreement. In connection with any release of Lien pursuant to the terms hereof, Subordinated Agent (on behalf of its itself and the Subordinated Creditor) will immediately deliver such release documents as the Senior Agent (or any representative thereof) may require in connection therewith. In furtherance of the foregoing, each of Subordinated Agent and the Subordinated Creditor hereby irrevocably appoints Senior Agent as its lawful attorney and agent to execute any and all such release documents (including, without limitation, Uniform Commercial Code termination statements) and to record and/or file such release documents as Senior Agent deems necessary if such release documents are not received promptly after written request therefor. Each of Senior Creditors, Subordinated Agent and the Subordinated Creditor agrees that Senior Agent has not assumed any obligations to act as agent for such Subordinated Agent or Subordinated Creditor with respect to the Shared Collateral.
     21.4 Perfection. Except to the extent otherwise expressly provided in Section 23, Senior Agent and Senior Creditors, on the one hand, and Subordinated Agent and Subordinated Creditor, on the other hand, shall be solely responsible for perfecting and maintaining the perfection of their respective Liens on each item constituting Shared Collateral. The provisions of this Section 21 are intended solely to govern the respective Lien priorities as between the holders of Senior Indebtedness and the holders of Subordinated Indebtedness and shall not impose on any such Person any obligations in respect of the disposition of proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any applicable order or decree of any court or governmental authority or any applicable law.
     21.5 Management of Collateral.
     (a) Until the Senior Indebtedness has been Paid in Full, the Senior Agents and the holders of Senior Indebtedness (or any representative thereof) shall have the exclusive right to manage, perform and enforce the terms of the Senior Indebtedness, the Basic Documents and Permitted Refinancing Debt Documents with respect to all Shared Collateral and to exercise and enforce all privileges and rights thereunder and with respect thereto, in each case in the exercise of their business judgment and sole and absolute discretion, including, without limitation, the sole and exclusive right to take or retake control or possession of any Shared Collateral, to hold, prepare for sale, process, sell, lease, foreclose upon, collect, exercise rights or remedies with respect to, dispose of, or liquidate any Shared Collateral, to incur expenses in connection with any of the foregoing and to exercise all rights and remedies of a secured lender under the UCC, and neither Subordinated Agent nor the Subordinated Creditor shall take or seek to take any such action. In furtherance and not in limitation of the foregoing, Subordinated Agent and the Subordinated Creditor each waives any and all rights of such Person to direct the method or challenge the appropriateness of any action by any holder of Senior Indebtedness (or any representative thereof) in connection with, and any right to object to, a strict foreclosure with respect to any Shared Collateral, waives any and all rights of redemption and hereby consents to each holder of Senior Indebtedness (or any representative thereof) dealing in all respects with the Shared Collateral as if there were no Liens on the Shared Collateral securing Subordinated Indebtedness.
     (b) The provisions of subsection 21.5(a) are not intended and shall not be deemed or construed to limit or impair (i) the right of Subordinated Agent to join (but not control) any foreclosure or other judicial lien enforcement proceeding with respect to any Shared Collateral initiated by Senior Agent for the sole purpose of preserving and protecting Subordinated Agent’s Lien on the Shared Collateral, so long as (x) at the time of such joinder, the Subordinated Agent or the Subordinated Creditor still hold a valid and perfected lien in such Shared Collateral and (y) such joinder does not delay or interfere in any material respect with the exercise by Senior Agent of its rights under this Agreement, the Basic Documents and applicable law, in each case with respect to the Shared Collateral; and (ii) if and to the extent the Subordinated Agent or the Subordinated Creditor still hold a valid and perfected lien in such Shared Collateral, the right of Subordinated Agent and the Subordinated Creditor to receive any proceeds of Shared Collateral remaining after Payment in Full of the Senior Indebtedness.
     21.6 Lien Enforcement. Notwithstanding anything to the contrary set forth in this Agreement, including, without limitation, subsection 2.7 hereof, but subject in any event to subsection 21.1 hereof:

     (a) Until Payment in Full of all Senior Indebtedness, except as otherwise expressly permitted in subsections 21.6(b) and (c) below, other than Permitted Subordinated Indebtedness Payments, in each case to the extent permitted at the time of payment thereof to be paid to and received and retained by Subordinated Creditor pursuant to the other terms and provisions of this Agreement, neither Subordinated Agent nor the Subordinated Creditor shall ask, demand or sue for any right or remedy in respect of all or any part of the Shared Collateral and Subordinated Agent and the Subordinated Creditor agree not to take or receive from any Obligor, directly or indirectly, in cash or other Property or by set-off or in any other manner, whether pursuant to any enforcement, collection, execution, levy or foreclosure proceeding or otherwise, all or any part of the Shared Collateral. Without limiting the generality of the foregoing, until Payment in Full of all Senior Indebtedness, (i) neither Subordinated Agent nor the Subordinated Creditor shall exercise or otherwise assert any right or remedy in respect of all or any part of the Shared Collateral or any Liens thereon; (ii) the sole right of Subordinated Agent and Subordinated Creditor with respect to the Shared Collateral shall be to hold a Lien thereon to the extent granted pursuant to the Subordinated Indebtedness Documents (until such time as such Lien is released or required to be released pursuant to Section 21.3 hereof) and to receive proceeds thereof remaining after such Payment in Full; and (iii) without the prior written consent of Senior Agent, neither Subordinated Agent nor the Subordinated Creditor shall exercise any right such Person may have under the Subordinated Indebtedness Documents or under the UCC or other applicable law to deliver any notices to account debtors informing them of such Person’s interest in any accounts of any Obligor or direct such account debtors to make payments in any particular manner of amounts due in respect of any such account.
     (b) Subordinated Agent and the Subordinated Creditor each agrees that, until Payment in Full of all Senior Indebtedness, such Person will not commence, or join with any creditor other than Senior Agent in commencing, any enforcement, collection, execution, levy or foreclosure proceeding with respect to any Lien held by it in, or otherwise with respect to, all or any part of the Shared Collateral, including, without limitation, petitioning, filing or joining in any involuntary Proceeding pursuant to Section 303 of the Bankruptcy Code.
     (c) The provisions of this subsection 21.6 are intended to limit the enforcement of the rights and remedies of Subordinated Agent and Subordinated Creditor with respect to the Shared Collateral or any Lien thereon for so long and to the extent set forth in subsection 21.6(a) and (b) hereof. Nothing in this subsection 21.6 is intended or shall be deemed or construed to prohibit Subordinated Agent or the Subordinated Creditor from receiving and retaining at any time any Permitted Subordinated Indebtedness Payments to the extent such receipt and retention is permitted hereunder at such time, or to the extent such action is permitted hereunder at such time, from making any demand for payment or any declaration of acceleration with respect to the Subordinated Notes or commencing any judicial or other action to collect (without enforcement of any of such Person’s rights and remedies with respect to all or any part of the Shared Collateral) the Subordinated Indebtedness under the Subordinated Notes and the other Subordinated Indebtedness Documents.

     21.7 Proceedings. In the event of any Proceeding involving any Obligor, neither Subordinated Agent nor the Subordinated Creditor shall assert any claim, motion, objection or argument in respect of all or any part of the Shared Collateral in connection with such Proceeding that could otherwise be asserted or raised in connection with such Proceeding by any such Person as a secured creditor of such Obligor, except to the extent such claim, motion, objection or argument could be asserted by an unsecured creditor of such Obligor. Without limiting the generality of the foregoing, Subordinated Agent and the Subordinated Creditor each agrees that it will:
     (a) not object to or oppose (or support any other Person in objecting to or opposing) any sale or other disposition of all or any part of the Shared Collateral free and clear of Liens or other claims of Subordinated Agent or Subordinated Creditor under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code or any other law applicable to such Proceeding if Senior Agent and Senior Creditors have consented to such sale or disposition and the net proceeds thereof are used to (i) repay Senior Notes, (ii) pay reasonable expenses incurred in connection with such sale or disposition or (iii) pay expenses related to the administration of such Proceeding which are entitled to be paid out of the proceeds of such Shared Collateral;
     (b) (i) at the request of Senior Agent, challenge or otherwise object to any use of cash collateral or debtor-in-possession financing that is challenged or otherwise objected to by Senior Agent and Senior Creditors; and (ii) not challenge or otherwise object to (or support any other Person in challenging or otherwise objecting to) any use of cash collateral or debtor-in-possession financing consented to or provided by any Senior Creditor if and to the extent that (A) the interest rate, fees, advance rates, lending sublimits and limits and other terms are determined by the bankruptcy court with jurisdiction over the Proceeding to be commercially reasonable under the circumstances, (B) the principal amount (including unfunded commitments) of such debtor-in-possession financing, together with the aggregate principal amount of the Senior Indebtedness outstanding immediately after giving effect to any payment thereof with proceeds of any such debtor-in-possession financing, does not exceed the greater of (x) one hundred twenty percent (120%) of the aggregate principal amount of the pre-petition Senior Indebtedness (including unfunded commitments) outstanding immediately prior to the commencement of the applicable Proceeding and (y) the aggregate maximum permitted principal amount of the pre-petition Senior Indebtedness, (C) the Liens granted to the Person providing such financing rank prior to or pari passu with the pre-petition Lien of Senior Agent;
     (c) not assert (or support any other Person in asserting) any right it may have to “adequate protection” of its interest in any Shared Collateral in any Proceeding (provided, that Subordinated Agent shall be permitted to seek and obtain (A) “adequate protection” of its interest in any Shared Collateral in connection with any debtor-in-possession financing consented to or provided by any Senior Creditor if and to the extent that the principal amount thereof exceeds the maximum amount with respect thereto set forth in the preceding clause (b), (B) a Lien on the Shared Collateral in which Senior Agent has a Lien for the benefit of Senior Creditors with the same priority vis-a-vis the Liens securing the Senior Indebtedness as existed prior to the commencement of such Proceeding and (C) a replacement Lien on post-petition assets in which Senior Agent has a Lien for the benefit of Senior Agent and Senior Creditors with the same priority vis-à-vis the Liens securing the Senior Indebtedness as provided herein, although the failure to obtain any such Liens or replacement Liens by Subordinated Agent or the Subordinated Creditor shall not be used as the basis to challenge any cash collateral (or usage thereof) or debtor-in-possession financing described in the preceding clause (b));
     (d) will not seek and will, in any event, turn over to Senior Agent for the pro rata benefit of Senior Agent and Senior Creditors any “adequate protection” of their interest in any Shared Collateral that they receive in any Proceeding for application to the Senior Indebtedness owed to Senior Agent and Senior Creditors, other than “adequate protection” of the type described in clause (c) above; and
     (e) not seek to have the automatic stay of Section 362 of the Bankruptcy Code (or any similar stay under any other applicable law) lifted or modified with respect to any Shared Collateral without the prior written consent of Senior Agent; provided, that, in the case of this clause (e), if Senior Agent and Senior Creditors seek such aforementioned relief, Subordinated Agent and the Subordinated Creditor hereby irrevocably consents thereto and shall join in any such motion or application seeking such relief if requested by Senior Agent. Subordinated Agent and the Subordinated Creditor each waives any claim it may now or hereafter have arising out of the election of Senior Agent and Senior Creditors, in any Proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code.
     21.8 Notice of Liens. Subordinated Agent, Subordinated Creditor and Senior Agent and each Senior Creditor each acknowledges that this Agreement shall constitute notice of their respective interests in the Shared Collateral under and for any purpose such a notice may be required by the UCC.
     21.9 Proceeds of Events of Loss.
     (a) Proceeds of the Shared Collateral include proceeds of insurance in respect of, and compensation and other awards and payments made on account of, in each case, any of the following events or occurrences (each such event or occurrence being an “Event of Loss”): (i) any loss, theft or destruction of, or damage to, any Shared Collateral, (ii) any pending or threatened institution of any proceedings for the condemnation or seizure of any Shared Collateral or for the exercise of any right of eminent domain with respect thereto; or (ii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of any Shared Collateral, or confiscation thereof, and therefore, anything contained in the Subordinated Indebtedness Documents to the contrary notwithstanding, the priorities provided for herein shall govern and control the ultimate application and disposition of all of such proceeds.
     (b) Until the Senior Indebtedness has been Paid in Full, (i) Senior Agent shall have the sole and exclusive right, as against Subordinated Agent and Subordinated Creditor, to adjust settlement of each and every claim with respect to any Event of Loss, and (ii) all proceeds of each Event of Loss shall be paid to Senior Agent for application to the Senior Indebtedness in accordance with the respective terms and provisions of the Basic

Documents or Permitted Refinancing Debt Documents, as applicable, and, to the extent necessary or desirable, Subordinated Agent and Subordinated Creditor shall cooperate promptly and in a reasonable manner in effecting the payment of all of such proceeds to Senior Agent. If the requisite holders of Senior Indebtedness (or any representative thereof), in their (or its) sole discretion or pursuant to agreement with any Obligor (pursuant to the terms and provisions the Basic Documents or the Permitted Refinancing Debt Documents, as the case may be, or otherwise), permit such Obligor to utilize any proceeds of any Event of Loss to repair or replace the affected Shared Collateral, or purchase other Shared Collateral, the consent of the holders of Senior Indebtedness (or any representative thereof) to such utilization automatically shall be deemed to include the consent of Subordinated Agent and Subordinated Creditor to such repair, replacement or purchase, as the case may be.
     21.10 Prohibition on Contesting Liens. Senior Agent, Subordinated Agent and the Subordinated Creditor each agrees not to seek to challenge, to avoid, to subordinate or to contest or directly or indirectly to support any other Person in challenging, avoiding or contesting in any judicial or other proceeding, including, without limitation, any Proceeding, the priority, validity, extent, perfection or enforceability of any Lien held by Senior Agent or Subordinated Agent, as the case may be, on all or any part of the Senior Creditor Collateral; provided, that nothing in this subsection 21.10 is intended or shall be deemed or construed to limit in any way the ability of Senior Agent, Senior Creditor, Subordinated Agent or Subordinated Creditor to enforce all of the terms and provisions of this Agreement. As between Senior Agent and Senior Creditors, on the one hand, and Subordinated Agent and Subordinated Creditor, on the other hand, the terms of this Agreement shall govern and control even if part or all of the Subordinated Indebtedness or Senior Indebtedness, as the case may be, or the respective Liens securing payment, observance and performance thereof are avoided, disallowed, set aside or otherwise invalidated in any Proceeding or otherwise.
     21.11 Marshalling; Additional Waiver. Subordinated Agent and the Subordinated Creditor hereby waives to the fullest extent permitted by applicable law any rights such Person may have under applicable law to assert the doctrine of marshalling or otherwise to require Senior Agent or any Senior Creditor to marshall any Property of any Obligor for the benefit of Subordinated Agent or Subordinated Creditor. Subordinated Agent and the Subordinated Creditor each expressly waives all notice of the acceptance by Senior Agent and Senior Creditors of the subordination and other terms and provisions of this Agreement and all the notices whatsoever not specifically required pursuant to the terms of this Agreement or under the UCC in connection with any foreclosure on or sale of Property of any of the Obligors and Subordinated Agent and the Subordinated Creditor expressly consents to reliance by Senior Agent and Senior Creditors upon the subordination and other terms and provisions of this Agreement.
     21.12 Turnover of Shared Collateral. Upon Payment in Full of all Senior Indebtedness, if and to the extent that the Subordinated Agent and the Subordinated Creditor still hold a Lien on any of the Shared Collateral, Senior Agent agrees to use commercially reasonable efforts to deliver to Subordinated Agent all of the Shared Collateral then in the possession or control of Senior Agent in order that Subordinated Agent may hold such Shared Collateral as security for the Subordinated Indebtedness; provided, however, that the failure of Senior Agent to make such delivery to Subordinated Agent for any reason whatsoever (including making such delivery to the Company) shall not create any liability for Senior Agent or any Senior Creditor or subject Senior Agent or any Senior Creditor to any claim for damages, whether based in tort or on contract. Nothing herein is intended or shall be construed to make Senior Agent an agent for Subordinated Agent or the Subordinated Creditor or to impose upon Senior Agent any duty or obligation, fiduciary or otherwise, in favor of Subordinated Agent or the Subordinated Creditor. Subordinated Agent agrees and acknowledges that it is not relying on the turnover of any Shared Collateral by Senior Agent in entering into the Subordinated Indebtedness Documents or the transactions contemplated thereunder. The Company hereby authorizes and directs the Senior Agent to deliver any and all such Shared Collateral to Subordinated Agent as aforesaid and agree, jointly and severally, to indemnify and hold Senior Agent and each Senior Creditor harmless from any and all claims in connection with complying, or for failing to comply, with the provisions of this Section 21.12.
     22. Subordinated Creditor’s Purchase Option.
     22.1 Purchase Notice. If (a) Senior Agent and Senior Creditors take any action to collect, enforce payment or accelerate any of the Senior Indebtedness or to exercise any of the remedies with respect to all or substantially all of the Shared Collateral set forth in any of the Basic Documents or that otherwise may be available to Senior Agent or Senior Creditors with respect to the Shared Collateral, either at law or in equity, by judicial proceedings or otherwise, including, without limitation, taking any action under state or Federal law (including the UCC) to foreclose upon, take possession of or sell all or a material portion of the Shared Collateral (a “Senior Enforcement Action”), Senior Agent shall give Subordinated Agent notice thereof concurrently with the taking of any such action (a “Purchase Trigger Notice”), or (b) a Proceeding shall have otherwise commenced, the Subordinated Creditor shall have the option to purchase all (but not less than all) of the Senior Indebtedness by giving a written notice (the “Purchase Notice”) to Senior Agent and each Senior Creditor no later than the fifth Business Day after the first to occur of (x) receipt by Subordinated Agent of the Purchase Trigger Notice, or (y) the commencement of such Proceeding, as applicable (the Subordinated Creditor giving the Purchase Notice being herein referred to individually as a “Purchasing Creditor” and collectively as the “Purchasing Creditors”). Upon delivery thereof to Senior Agent by the Purchasing Creditors, the Purchase Notice shall be irrevocable.
     22.2 Purchase Option Closing. On the date specified by the Purchasing Creditors in the Purchase Notice (which shall not be less than three (3) Business Days nor more than five (5) Business Days, after the receipt by the Senior Agent and each Senior Creditor of the Purchase Notice), the Senior Creditors shall sell to the Purchasing Creditors, and the Purchasing Creditors shall purchase from the Senior Creditors, the Senior Indebtedness. In the event that the Purchasing Creditors fail to purchase all the Senior Indebtedness on such date, the Purchasing Creditors’ purchase rights hereunder shall expire.
     22.3 Purchase Price. Upon the date of the purchase and sale described in subsection 22.2, the Purchasing Creditors shall (i) pay to Senior Creditors as the purchase price therefor the sum of (x) full amount of all the Senior Indebtedness then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses) and (y) an amount equal to the full redemption premium that would be due and payable in respect of all outstanding Senior Notes on such date had the Company elected to redeem in full all outstanding Senior Notes pursuant to Paragraph 3 of the Senior Notes and (ii) agree to reimburse Senior Agent and each Senior Creditor for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any payments provisionally credited to the Senior Indebtedness, and/or as to which Senior Creditors have not yet received final payment. Such purchase price and cash collateral shall be remitted by wire transfer of immediately available funds to such bank account of each Senior Creditor as such Senior Creditor may designate in writing to Subordinated Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Purchasing Creditors to the bank account designated by Senior Agent are received in such bank account prior to 1:00 p.m., New York time and interest shall be calculated to and including such Business Day if the amounts so paid by the Purchasing Creditors to the bank account designated by each Senior Creditor are received in such bank account later than 1:00 p.m., New York time.
     22.4 Nature of Sale. Such purchase shall be expressly made without representation or warranty of any kind by Senior Agent or any of the Senior Creditors and without recourse to Senior Agent or any of the Senior Creditors, except that each of the Senior Creditors shall represent and warrant: (i) the amount of the Senior Indebtedness being purchased from such Senior Creditor, (ii) that such Senior Creditor owns such Senior Indebtedness free and clear of any Liens and (iii) such Senior Creditor has the right to assign such Senior Indebtedness and the assignment is duly authorized. The Company hereby consents to all transfers of Notes made pursuant to this Section 22 and hereby waives any and all conditions to such transfers set forth in the Basic Documents.
     23. Collateral In Possession.
     23.1 Control by Senior Agent. If Senior Agent takes possession of or has “control” (as such term is defined in the UCC) over any Shared Collateral for purposes of perfecting its Lien thereon (including equity certificates, deposit accounts and investment property), Senior Agent, to the extent such Liens may be perfected only by such possession or control, shall be deemed to be holding such Shared Collateral as agent for Subordinated Agent, solely for purposes of perfection of its Lien under the UCC on such Shared Collateral; provided that Senior Agent shall have no duty or liability to protect or preserve any rights pertaining to any of the Shared Collateral for Subordinated Agent or the Subordinated Creditor, and Subordinated Agent and the Subordinated Creditor each hereby waives and releases Senior Agent from all claims and liabilities arising pursuant to its role as such agent, except for claims and liabilities arising from Senior Agent’s gross negligence or willful misconduct, as finally determined pursuant to a final non-appealable order of a court of competent jurisdiction.
     23.2 Control by Subordinated Agent. If Subordinated Agent takes possession of or has “control” (as such term is defined in the UCC) over any Shared Collateral for purposes of perfecting its Lien thereon (including equity certificates, deposit accounts and investment property), Subordinated Agent shall be deemed to be holding such Shared Collateral as agent for Senior Agent, solely for purposes of perfection of its Lien under the UCC on such Shared Collateral; provided that Subordinated Agent shall have no duty or liability to protect or preserve any rights pertaining to any of the Shared Collateral for Senior Agent or any of the Senior Creditors, and, Senior Agent and each of the Senior Creditors each hereby waives and releases Subordinated

Agent and the Subordinated Creditor from all claims and liabilities arising pursuant to its role as such agent, except for claims and liabilities arising from Subordinated Agent’s gross negligence or willful misconduct, as finally determined pursuant to a final non-appealable order of a court of competent jurisdiction.
     23.3 No Alteration of Priorities. It is understood and agreed that this Section 23 is intended solely to assure continuous perfection of the Liens granted under the Basic Documents or Subordinated Indebtedness Documents, as applicable, and nothing in this Section 23 is intended or shall be deemed or construed to alter the respective priorities or obligations set forth elsewhere in this Agreement.
     24. No New Liens; Similar Liens
     24.1 No New Liens. So long as the Payment in Full of the Senior Indebtedness has not occurred, the parties hereto agree that the Company shall not, and shall not permit any Subsidiary to, grant or permit any additional Liens on any asset or property to secure any Subordinated Indebtedness unless it has granted a Lien on such asset or property to secure the Senior Indebtedness. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the Senior Agent and/or any Senior Creditor, the Subordinated Agent, on behalf of the Subordinated Creditor agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 24.1 shall be subject to this Agreement.
     24.2 Similar Liens and Agreements. The parties hereto agree that it is their intention that the collateral securing the Senior Indebtedness and the Subordinated Indebtedness shall, with the exception of the Excluded Collateral, be identical. In furtherance of the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:
     (i) upon request by the Senior Agent or the Subordinated Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Shared Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Basic Documents and the Subordinated Indebtedness Documents; and
     (ii) that the documents and agreements creating or evidencing the Shared Collateral shall be in all material respects the same forms of documents other than with respect to (i) the first lien and the second lien nature of the obligations thereunder and (ii) the delivery of collateral, the security interest in which may be perfected only by possession or control by a single person of such collateral prior to the Payment in Full of the Senior Indebtedness.
[remainder of page intentionally left blank; signature pages follow]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written. The undersigned, by their execution and delivery of this Agreement, agree not to take any actions inconsistent with this Agreement.

TERREMARK WORLDWIDE INC., a Delaware corporation

By:	/s/ Jose A. Segrera
Name: Jose A. Segrera
Title: Chief Financial Officer

NAP OF THE AMERICAS, INC.
NAP OF THE AMERICAS/WEST, INC.
PARK WEST TELECOMMUNICATIONS INVESTORS, INC.
SPECTRUM TELECOMMUNICATIONS CORP.
TECOTA SERVICES CORP.
TERREMARK FINANCIAL SERVICES, INC.
TERREMARK FORTUNE HOUSE #1, INC.
TERREMARK LATIN AMERICA, INC.
TERREMARK MANAGEMENT SERVICES, INC.
TERREMARK REALTY, INC.
TERREMARK TECHNOLOGY CONTRACTORS, INC.
TERRREMARK TRADEMARK HOLDINGS, INC.
TERRENAP DATA CENTERS, INC.
TERRENAP SERVICES, INC.
TERREMARK EUROPE, INC.

By:	/s/ Jose A. Segrera
Name: Jose A. Segrera
Title: Chief Financial Officer

OPTICAL COMMUNICATIONS, INC.

By:	/s/ Manuel D. Medina
Name: Manuel D. Medina
Title:
Series A Notes Subordination Agreement

TERREMARK FEDERAL GROUP, INC.

By:	/s/ Nelson Fonseca

Name: Nelson Fonseca
Title: Treasurer and Chief Financial Officer
Series A Notes Subordination Agreement

     IN WITNESS WHEREOF, Senior Agent and Senior Creditor have caused this Agreement to be executed as of the date first above written.

SENIOR AGENT :

FMP AGENCY SERVICES, LLC

By:	/s/ William J. Kennedy, Jr.
Name:	William J. Kennedy, Jr.
Title:	Manager

SENIOR CREDITORS :

FALCON MEZZANINE PARTNERS, LP

By:Falcon Mezzanine Investments, LLC, its General Partner

By:	/s/ Rafael Fogel
Name:	Rafael Fogel
Title:	Vice President

Series A Notes Subordination Agreement

STICHTING PENSIOENFONDS VOOR DE GEZOND-HEID, GEESTELIJKE EN MAATSCHAPPELIJKE BELANGEN,

Duly represented by AlpInvest Partners, N.V.

By:	/s/ M. Rademakers
Name:	M. Rademakers
Title:	Tax Counsel

By:	/s/ C.F. de Ru
Name:	C.F. de Ru
Title:	Senior Legal Counsel

STICHTING PENSIOENFONDS ABP,

Duly represented by AlpInvest Partners N.V.

By:	/s/ M. Rademakers
Name:	M. Rademakers
Title:	Tax Counsel

By:	/s/ C.F. de Ru
Name:	C.F. de Ru
Title:	Senior Legal Counsel

Series A Notes Subordination Agreement

SUBORDINATED AGENT :

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:	/s/ Julia P. Kingsbury
Name:	Julia P. Kingsbury
Title:	Director

By:	/s/ Pilarcita V. Naval
Name:	Pilarcita V. Naval
Title:	Assistant Vice President

SUBORDINATED CREDITOR :

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:	/s/ Robert Nydegger
Name:	Robert Nydegger
Title:	Managing Director

By:	/s/ Damien Dwin
Name:	Damien Dwin
Title:	Director
Series A Notes Subordination Agreement